Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 107 to the Registration Statement on Form N-1A of Fidelity Union Street Trust: Fidelity Export and Multinational Fund, Spartan Arizona Municipal Income Fund, and Spartan Maryland Municipal Income Fund of our reports dated October 4, 2002 on the financial statements and financial highlights included in the August 31, 2002 Annual Reports to Shareholders of Fidelity Export and Multinational Fund, Spartan Arizona Municipal Income Fund, and Spartan Maryland Municipal Income Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

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/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
October 15, 2002